Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - December 2009

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013
Yield	16.23%
Less: Coupon	0.59%
Servicing Fee	1.50%
Net Credit Losses	7.58%
Excess Spread :
December-09	6.56%
November-09	3.73%
October-09	4.05%
Three Month Average Excess Spread	4.78%

Delinquency:
30 to 59 Days	1.19%
60 to 89 Days	1.03%
90+ Days	3.05%
Total	5.27%
Principal Payment Rate	17.82%